CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 64 to the registration statement on Form N-1A (File No. 33-56339) ("Registration Statement") of our report dated June 8, 2004, relating to the financial statements and financial highlights appearing in the April 30, 2004, Annual Report of Putnam Capital Opportunities Fund, a series of Putnam Investment Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 26, 2004